Exhibit 4.1

SHARE PURCHASE WARRANT CERTIFICATE

                  Barrington Sciences International Corporation
                   (Incorporated under Federal Laws of Canada)



CERTIFICATE NO.                         Share Purchase Warrants, each Share
                              Purchase Warrant entitling the holder to purchase one additional Common Share at an exercise price of Cdn $0.75 per Common Share on or before October 31, 2004.


THE SHARE PURCHASE WARRANTS REPRESENTED HEREBY WILL BE VOID IF NOT EXERCISED IN ACCORDANCE WITH THE TERMS HEREOF ON OR BEFORE 5:00 P.M. (VANCOUVER TIME) ON OCTOBER 31, 2004 (THE "EXPIRY TIME").


     THIS IS TO CERTIFY that, for value received,


(herein called the "Warrantholder" or "holder") is the registered holder of the number of Share Purchase Warrants (the "Warrants") of Barrington Sciences International Corporation ("BSIC") stated above and is entitled to acquire in the manner and at the time and, upon exercise of such Warrant in accordance with the terms hereof, to that number of Common Shares in the capital of BSIC underlying the Warrants.

Exercise Period

The Warrants represented by this Certificate shall be exercisable during the period (the "Exercise Period") commencing on the date hereof and ending at 5:00 p.m. (Vancouver time) on October 31, 2004. The holder may, at any time during the Exercise Period, exercise all or any number of the Warrants by delivering this Certificate together with written instructions, and payment of the Exercise Price (as defined in the following paragraph) to Mellon Investor Services LLC. Exercise of Warrants will be deemed to have been effected only on personal delivery thereof to, or if sent by mail or other means of transmission, on actual receipt thereof by Mellon.

Exercise Price and Terms

Each Warrant entitles the holder, on exercise, to purchase one Common Share of BSIC at an exercise price of Cdn $0.75 per Common Share if exercised on or before October 31, 2004. All Common Shares underlying the Warrants represented by this Certificate shall be deemed to have been issued on the date on which they were exercised, at which time the Warrantholder shall be deemed to have become the holder of record of such Common Shares. Forthwith upon exercise of any or all of the Warrants represented hereby BSIC will issue to the Warrantholder, at its address shown above (or such other address as the Warrantholder may direct in writing at the time of exercise) certificates representing the appropriate number of Common Shares.

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Warrants Void After Expiry Time

From and after the Expiry Time no holder of Warrants will have any further right to acquire Common Shares underlying such Warrants and such Warrants and this Certificate will be void and of no further effect.


Other Provisions

The holding of Warrants evidenced by this Certificate shall not constitute the holder hereof a shareholder of BSIC or entitle such holder to any right or interest in respect thereof except as expressly provided herein.

The Warrants evidenced by this Certificate may be transferred only with the consent and approval of the board of directors of BSIC, and in compliance with all applicable corporate and securities laws.

This Certificate shall be construed in accordance with the laws of the Province of British Columbia and of Canada applicable therein.


IN WITNESS WHEREOF BSIC has caused this Certificate to be signed by its duly authorized officer as of October 31, 2002.





                  BARRINGTON SCIENCES INTERNATIONAL CORPORATION


                                            By:
                                               --------------------------------
                                                     Lorne Broten Director & CFO